UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	MN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2019, Manning & Napier, Inc. (the “Company”), through its subsidiary, Manning & Napier Group, LLC (“Group”) entered into an agreement (the “Agreement”) to sell all of the equity interests in its wholly-owned subsidiary, Perspective Partners, LLC (“PPI”), to Manning Partners, LLC (“MP”). MP is wholly owned by the Chairman of the Company’s Board of Directors. The Company’s entry into the Agreement was approved by the Audit Committee of the Company’s Board of Directors pursuant to the Company’s related persons policy.

Pursuant to the Agreement, Group will sell PPI to MP in exchange for a purchase price consisting of payments of historical expenses of PPI from September 1, 2018 until the date of closing, estimated to be approximately $3.2 million, and future revenue payments, as applicable. The future revenue payments consist of 3% of PPI’s total revenues minus any fees owed to third parties not affiliated with PPI or MP. For each year from 2019 to 2022, MP will have a $100,000 credit for paying revenue payments to Group. In any year in which the $100,000 credit is not fully used, the unused credit can be applied to future years until December 31, 2022. The Agreement also provides for the transition of PPI’s business from the Company to MP, including transitioning of employee benefits, establishing a sublease of space for PPI, transitioning IT services for PPI, and entering into a solicitation agreement pursuant to which PPI will receive a solicitation fee to the extent it refers asset management business to Manning & Napier Advisors, LLC in the future. Closing of the sale pursuant to the Agreement is subject to customary closing conditions.

A copy of the Agreement will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: July 3, 2019	By:	/s/ Sarah C. Turner
	Name:	Sarah C. Turner
	Title:	Corporate Secretary

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